Exhibit 99.2

FOR IMMEDIATE RELEASE

Digimarc Names Riley McCormack As Lead Director

BEAVERTON, Ore. – February 23, 2021 – Digimarc Corporation (NASDAQ: DMRC), creator of the Digimarc Platform for digital identification and detection, announced today that Riley McCormack, founder of TCM|Strategic, has been elected Lead Director of the Digimarc Board of Directors effective February 22, 2021.  McCormack joined the Digimarc Board in October 2020 after leading TCM|Strategic’s investment in the Digimarc Platform.

“Riley inherits this role from Jim Richardson, a very capable leader. Riley will be a strong advocate for shareholders’ interests as Lead Director,” said Bruce Davis, Chairman and CEO, Digimarc.  “I welcome that perspective and have been enjoying, for some time now, an extraordinary collaboration with Riley on how to best accelerate adoption of the Digimarc Platform, instill a high-performance culture, and build upon our values consistent with the environmental and social benefits that our Platform is delivering to our customers.”

In the Lead Director role, McCormack will work closely with Davis, other Board members and management to strengthen the company’s commitment to Environmental, Social and Governance (ESG) practices, communicate with, and represent the interests of, the shareholder community, and seek ways to enhance overall Board and company operations.

“I am honored to serve as Lead Director of a Board and company unified by a common mission to tackle big challenges facing our planet, including reducing plastics pollution, reducing food waste, and ensuring product safety,” said McCormack. “The Board is energized by the company’s strategic priorities and committed to fostering successful execution in 2021 and beyond.”

McCormack succeeds Jim Richardson as Lead Director, who continues to serve on the Board.  During nearly 18 years of his Board leadership, the company built ID Systems from assets purchased in a bankruptcy auction into a divestiture transaction that generated a great return for shareholders, oversaw the growth of the next phase of Digimarc, where he provided counsel and support in helping management obtain growth capital throughout the gestation of development of the transformative Barcode of Everything and associated Platform for improved auto identification of all media.

Prior to TCM, McCormack was the founder, CEO and PM of Tracer Capital Management, a $1.5 billion New York-based global Technology, Media and Telecommunication Hedge Fund.  Prior to Tracer, he was a partner at Coatue Capital and a high-yield research analyst at Morgan Stanley, covering media and telecom companies. McCormack brings strategic, financial, investment, operational and transactional expertise to the Board of Directors.  McCormack’s Lead Director appointment follows the recent additions to the Digimarc Board of Alicia Syrett announced in October 2020 and Sheela Zemlin announced today.

Company contact:

Heidi Dethloff

Vice President, Marking & Corporate Communications

heidi.dethloff@digimarc.com

1-503-469-4974

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About Digimarc

Digimarc Corporation (Nasdaq: DMRC) is the inventor of the Digimarc Platform that enables a more efficient, reliable and economical means of automatic identification. The Digimarc Platform can apply a unique identifier to virtually all media objects—including product packaging, commercial print, audio and video—that can be automatically identified by an enabled ecosystem of industrial scanners, smartphones and other interfaces. The Platform enables applications and solutions including brand protection, traceability, and recycling that benefit retailers and consumer brands, national and state government agencies, media and entertainment industries, and others. Digimarc is based in Beaverton, Oregon, with a growing supplier network around the world. Visit www.digimarc.com and follow us on LinkedIn and Twitter to learn more about The Barcode of Everything®.